Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Signet Group plc

We consent to the incorporation by reference in the registration statements (No. 333-12304, 333-09634 and 333-08964) on Form S-8 of Signet Group plc of our report dated 5 April 2006, with respect to the consolidated balance sheets of Signet Group plc and subsidiaries as at 28 January 2006 and 29 January 2005, and the related consolidated income statements, consolidated cash flow statements and consolidated statements of recognised income and expense for each of the 52 week periods ended 28 January 2006 and 29 January 2005, which report appears in the Annual Report on Form 20-F of Signet Group plc for the 52 weeks ended 28 January 2006.

Our report refers to a change in the method of accounting for certain financial instruments with effect from 30 January 2005, upon the adoption of International Accounting Standards 32 and 39.

/s/ KPMG Audit Plc

KPMG Audit Plc
London, England
May 4, 2006